Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rochester Medical Corporation of our report dated December 3, 2007, relating to our audit of the consolidated statements of operations, shareholders’ equity and comprehensive income, cash flows and the financial statement schedule for the year ended September 30, 2007 included in the Annual Report on Form 10-K of Rochester Medical Corporation for the year ended September 30, 2009, filed with the Securities and Exchange Commission.
/s/ McGladrey & Pullen LLP
Rochester, Minnesota
February 9, 2010